Exhibit 99.1
Daktronics, Inc. Announces 2024 Fiscal First Quarter Results

Brookings, S.D., September 6, 2023 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported results for its fiscal 2024 first quarter which ended July 29, 2023.

Q1 FY2024 financial highlights:
•Record first quarter net sales of $232.5 million, a 35.3 percent increase from the first quarter of fiscal 2023
•Gross profit as a percentage of net sales of 30.6 percent as a result of record sales volume, stable operations and prior strategic pricing actions
•Operating income rebounded to $40.2 million as compared to an operating loss of $5.5 million in the first quarter of fiscal 2023
•Product order backlog was $323.7 million(1) at July 29, 2023 compared to $400.7 million at the end of the fourth quarter of fiscal 2023 and $469.1 million in the year-earlier period. This change reflects a more stable operating environment and an intentional focus to reduce lead times.

Reece Kurtenbach, Daktronics' Chairman, President and Chief Executive Officer, stated, "Our first quarter of fiscal 2024 performance is a result of strong execution across all business areas. Our teams strategically utilized our capacity to complete the manufacturing and installation for the start of the fall football season in our High School Park and Recreation ("HSPR") and Live Events business units and to bring lead times back down toward pre-pandemic levels.

As we look ahead to the remainder of the current fiscal year, our attention remains focused on our multi-year journey to capture the market's expected growth and broaden our leading market position by offering best in class technologies and services to both our traditional customers as well as new and adjacent markets. We have applied the experience of the preceding two fiscal years to closely monitor the ever-evolving geopolitical and global economic environment and as necessary quickly adjust our resources and market approaches so that we can maintain profitability and cash generation throughout various cycles.

Our teams remain focused on the following priorities and strategies for fiscal year 2024 and beyond:

•Growing the business profitably while generating cash through working capital management, strategic pricing adjustments, product mix changes and careful expense management
•Improving operational efficiency to lower costs, reduce lead times and improve the customer experience
•Developing additional markets for new customer types and channels while continuing to grow in traditional markets
•Developing more robust integrated business planning systems to surface data available for improved decision making
•Investing in high-return projects and technologies, including digital technologies for both internal and customer facing uses

First Quarter Income Statement Highlights
Orders for the first quarter of fiscal 2024 decreased 6.8 percent as compared to the first quarter of fiscal 2023. The change is primarily related to a decrease in the Commercial business unit caused by volatility in bookings of larger sized Spectacular LED video display projects.
Net sales for the first quarter of fiscal 2024 increased by 35.3 percent as compared to the first quarter of fiscal 2023. Sales growth was driven by fulfilling orders in backlog, especially in the HSPR business area. The increase is attributable to a
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

stable operating environment, increased manufacturing capacity and realization of price increases. During the first quarter of fiscal 2023, we experienced multiple material supply chain disruptions, labor shortages and a pandemic related shutdown of our facilities in Shanghai, China for a significant portion of the quarter.
Gross profit as a percentage of net sales increased to 30.6 percent for the first quarter of fiscal 2024 as compared to 15.0 percent a year earlier. The increase in gross profit percentage is attributable to the record sales volume over our cost structure, strategic pricing actions, and fewer supply chain and operational disruptions during the first quarter of fiscal 2024 as compared to a year earlier.
Operating expenses decreased 1.2 percent to $30.9 million in the first quarter of fiscal 2024 as compared to $31.3 million for the first quarter of fiscal 2023. In the first quarter of fiscal 2023, we had approximately $1.0 million of professional fees related to shareholder engagement.
Operating income as a percent of sales for the first quarter of fiscal 2024 was a positive 17.3 percent, compared to a negative 3.2 percent for the first quarter of fiscal 2023 due to the combined factors discussed above.
The increase in interest income and expense, net for the first quarter of fiscal 2024 compared to the same period one year ago was primarily due to closing in May 2023 on the convertible debt, asset-based and mortgage financings at higher values and interest rates than the utilization of our previous line of credit during the 2023 first quarter and write-off of $3.4 million in debt issuance costs related to convertible debt carried at fair value.
For the three months ended July 29, 2023, we recorded a $7.3 million non-cash change in fair value of the convertible note payable which is accounted for under the fair value option.
Our effective tax rate for the three months ended July 29, 2023, was 31.7 percent as compared to an effective tax rate of 15.8 percent for the three months ended July 30, 2022. The higher tax rate is caused by the fair value adjustment to income that is not taxable. Absent any major tax changes, we expect our full year effective tax rate to be in the mid-twenties, before the impacts of fair value accounting for the convertible debt.
Balance Sheet and Cash Flow
At the end of the fiscal 2024 first quarter, our working capital ratio was 1.9 to 1. Inventory levels dropped slightly since the end of the fiscal year ended April 29, 2023, and are expected to approach more normalized levels as supply chain disruptions continue to ease and order backlog is fulfilled. Cash, restricted cash and marketable securities totaled $54.9 million, and $41.4 million of long-term debt was outstanding. There were no draw-downs on our line of credit. During the first quarter of fiscal 2024, we generated $19.3 million from operations and used $4.5 million for purchases of property and equipment.
Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2023 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --
For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
Net sales	$232,531	$171,920
Cost of sales	161,384	146,126
Gross profit	71,147	25,794

Operating expenses:
Selling	12,929	14,433
General and administrative	9,599	9,441
Product design and development	8,403	7,439
	30,931	31,313
Operating income (loss)	40,216	(5,519)

Nonoperating (expense) income:
Interest (expense) income, net	(4,234)	(60)
Change in fair value of convertible note	(7,260)	—
Other expense, net	(626)	(747)

Income (loss) before income taxes	28,096	(6,326)
Income tax expense (benefit)	8,900	(1,000)
Net income (loss)	$19,196	$(5,326)

Weighted average shares outstanding:
Basic	45,645	45,097
Diluted	46,198	45,097

Earnings (loss) per share:
Basic	$0.42	$(0.12)
Diluted	$0.42	$(0.12)

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 29, 2023	April 29, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,775	$23,982
Restricted cash	8,575	708
Marketable securities	539	534
Accounts receivable, net	125,613	109,979
Inventories	144,794	149,448
Contract assets	50,539	46,789
Current maturities of long-term receivables	970	1,215
Prepaid expenses and other current assets	9,848	9,676
Income tax receivables	5	326
Total current assets	386,658	342,657

Property and equipment, net	72,080	72,147
Long-term receivables, less current maturities	153	264
Goodwill	3,332	3,239
Intangibles, net	1,090	1,136
Debt issuance costs	—	3,866
Investment in affiliates and other assets	27,866	27,928
Deferred income taxes	16,839	16,867
TOTAL ASSETS	$508,018	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	July 29, 2023	April 29, 2023
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$—
Accounts payable	62,449	67,522
Contract liabilities	89,318	91,549
Accrued expenses	31,992	36,005
Warranty obligations	13,644	12,228
Income taxes payable	5,514	2,859
Total current liabilities	204,417	210,163

Long-term warranty obligations	20,926	20,313
Long-term contract liabilities	14,541	13,096
Other long-term obligations	5,463	5,709
Long-term debt, net	41,422	17,750
Deferred income taxes	202	195
Total long-term liabilities	82,554	57,063

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50,000 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000,000 shares; 45,644,800 and 45,488,595 shares issued at July 29, 2023 and April 29, 2023, respectively	63,684	63,023
Additional paid-in capital	50,816	50,259
Retained earnings	122,606	103,410
Treasury Stock, at cost, 1,907,445 shares at January 23, 2023 and April 30, 2022, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(5,774)	(5,529)
TOTAL SHAREHOLDERS' EQUITY	221,047	200,878
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$508,018	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$19,196	$(5,326)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,669	4,025
Loss (gain) on sale of property, equipment and other assets	11	(361)
Share-based compensation	557	511
Equity in loss of affiliates	690	890
Provision (recovery) for doubtful accounts, net	(65)	177
Deferred income taxes, net	12	12
Non-cash impairment changes	442	—
Change in fair value of convertible note	7,260	—
Change in operating assets and liabilities	(13,522)	(22,743)
Net cash provided by (used in) operating activities	19,250	(22,815)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,547)	(10,655)
Proceeds from sales of property, equipment and other assets	27	365
Proceeds from sales or maturities of marketable securities	—	999
Purchases of equity and loans to equity investees	(1,186)	(1,081)
Net cash used in investing activities	(5,706)	(10,372)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	40,000	92,098
Payments on notes payable	(17,750)	(67,970)
Principal payments on long-term obligations	(102)	—
Debt issuance cost	(5,838)	—
Proceed from exercise of stock options	46	—
Net cash provided by financing activities	16,356	24,128

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(240)	80
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	29,660	(8,979)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	24,690	18,008
End of period	$54,350	$9,029

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended
(in thousands)	July 29, 2023	July 30, 2022	Dollar Change	Percent Change
Net Sales:
Commercial	$46,883	$40,118	$6,765	16.9%
Live Events	91,999	56,383	35,616	63.2
High School Park and Recreation	56,234	35,809	20,425	57.0
Transportation	21,369	19,540	1,829	9.4
International	16,046	20,070	(4,024)	(20.0)
	$232,531	$171,920	$60,611	35.3%
Orders: (1)
Commercial	$32,434	$47,678	$(15,244)	(32.0)%
Live Events	52,203	51,753	450	0.9
High School Park and Recreation	35,739	37,579	(1,840)	(4.9)
Transportation	18,985	15,704	3,281	20.9
International	19,269	17,509	1,760	10.1
	$158,630	$170,223	$(11,593)	(6.8)%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
Net cash provided by (used in) operating activities	$19,250	$(22,815)
Purchases of property and equipment	(4,547)	(10,655)
Proceeds from sales of property and equipment	27	365
Free cash flow	$14,730	$(33,105)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Net Income (loss)*
(in thousands)
(unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
Net income (loss)	$19,196	$(5,326)
Change in fair value of convertible note	7,260	—
Debt issuance costs expensed due to fair value of convertible note, net of taxes	2,290	—
Adjusted net income (loss)	$28,746	$(5,326)

*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurements provides investors with a consistent way to analyze our performance.